Exhibit 10.1

FIRST AMENDMENT

TO THE

EMPLOYMENT AGREEMENT BETWEEN

AMERICAN RIVER BANK AND KEVIN B. BENDER

This First Amendment (the “Amendment”) to the Employment Agreement, dated September 20, 2006, by and between American River Bankshares, a California corporation (“Bankshares”) and Kevin B. Bender (“Employee) (the “Employment Agreement”), is made and entered into as of February 22, 2021 with reference to the following facts:

RECITALS

WHEREAS, Employee is now employed by American River Bank, a California corporation (“Bank”), which is a wholly-owned subsidiary of Bankshares.

WHEREAS, the Bankshares, Bank and Employee desire to amend the Employment Agreement in accordance with Section 22 therein (i) to include Bank as an Employer under the Employment Agreement, (ii) to increase the severance pay to Employee in connection with a Change in Control, and (iii) to make other clarifying changes.

NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby amend the Employment Agreement, as follows:

1.       All references in the Employment Agreement to “Employer” shall mean both Bankshares and Bank.

2.       The first paragraph of Section 16 (e) of the Employment Agreement is amended and restated to read as follows:

(e)       Severance Pay - Change in Control. If, during the active service of the Employee with the Employer and within a period of two (2) years following a Change in Control, as defined in paragraph 16 (f), and in connection with the Change in Control, (i) the Employee's employment is terminated or (ii) without the Employee’s consent there occurs (A) any adverse change in the nature and scope of the Employee’s salary or benefits or (B) any event which reasonably constitutes a constructive termination (by the resignation or otherwise) of the Employees’ employment then the Employee shall be entitled to receive (in addition to salary, incentive compensation, or other payments, if any, due the Employee) severance pay in an amount equal to eighteen (18) months of the Employee's base salary at the Employee’s rate of base salary in effect immediately preceding such termination. Such severance pay shall be paid to the Employee, less applicable withholding deductions, in a lump sum no sooner than six (6) months and no later than six (6) months and ninety (90) days following such termination.

3.       The Section 16 (f)(5) of the Employment Agreement is hereby deleted.

4.       Employment Agreement. Except as expressly amended hereby, the Employment Agreement shall remain in full force and effect in accordance with its terms.

EMPLOYER:	EMPLOYEE:

AMERICAN RIVER BANKSHARES

By: /s/ Charles D. Fite	/s/ Kevin B. Bender
Charles D. Fite	Kevin B. Bender
Chairman of the Board

By: /s/ David E. Ritchie, Jr.
David E. Ritchie, Jr.
Chief Executive Officer

AMERICAN RIVER BANK

By: /s/ Charles D. Fite
Charles D. Fite
Chairman of the Board

By: /s/ David E. Ritchie, Jr.
David E. Ritchie, Jr.
Chief Executive Officer